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                                                                     EXHIBIT 5.1

                                  July 27, 2000


WorldGate Communications, Inc.
3190 Tremont Avenue, Suite 100
Trevose, Pennsylvania 19053

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to WorldGate Communications, Inc. (the "Company") in connection with the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), covering (a) 500,000 shares of common stock (the "Adelphia Shares") of the Company, par value $.01 per share ("Common Stock"), to be issued to ACC Operations, Inc. pursuant to a Common Stock Purchase Agreement dated as of July 24, 2000 (the "Adelphia Purchase Agreement"), (b) 31,211 shares of Common Stock (the "Charter Shares") to be issued to Charter Communications Holding Company, LLC pursuant to a Common Stock Purchase Agreement dated as of July 24, 2000 (the "Charter Purchase Agreement"), (c) 500,000 shares of Common Stock (the "Comcast Shares") to be issued to Comcast Programming Holdings, Inc. pursuant to a Common Stock Purchase Agreement dated as of July 24, 2000 (the "Comcast Purchase Agreement"), and (d) 500,000 shares of Common Stock (the "Cox Shares," and together with the Adelphia Shares, the Charter Shares and the Comcast Shares, the "Shares") to be issued to Cox Communications Holdings, Inc. pursuant to a Common Stock Purchase Agreement dated as of July 24, 2000 (the "Cox Purchase Agreement," and together with the Adelphia Purchase Agreement, the Charter Purchase Agreement and the Comcast Purchase Agreement, the "Purchase Agreements").

     In connection therewith, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Company's Certificate of Incorporation and By-Laws, each as amended through the date hereof, minutes and resolutions of its Board of Directors, and such other documents and corporate records relating to the Company and the Shares as we have deemed appropriate for the purpose of rendering this opinion. We have assumed the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein, we have relied upon the statements and representations of officers and other representatives of the Company.

     Based upon the foregoing, it is our opinion that when and if sold in accordance with the Purchase Agreements, the Shares will be legally issued, fully paid and nonassessable.

     The opinions expressed herein are limited to the federal law of the United States and the General Corporation Law of the State of Delaware.


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     We hereby consent to the reference to our firm in the Registration
Statement under the Prospectus caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. This does not constitute a consent under Section 7 of the Securities Act because we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under Section 7 or the rules and regulations of the Securities and Exchange Commission.



                                           Very truly yours,

                                           /s/ DRINKER BIDDLE & REATH LLP
                                           ------------------------------------
                                           DRINKER BIDDLE & REATH LLP